Mail Stop 3561

									January 23, 2006


Via US Mail and Facsimile

Mr. Sam L. Henry
Chief Financial Officer
Elamex, S.A. DE C.V.
1800 Northwestern Drive
El Paso, TX   79912

		Re:	Elamex, S.A. DE C.V.
			Form 10-K for the fiscal year ended December 31,
2004
			Form 10-Q for the quarterly period ended March 31,
2005
			File No. 000-27992

Dear Mr. Henry:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Sincerely,



Michael Moran
Branch Chief

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Mr. Sam L. Henry
Elamex, S.A. DE C.V.
January 3, 2006
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